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                                                                    EXHIBIT 3.48

                   AMENDED AND RESTATED PARTNERSHIP AGREEMENT

                                     BETWEEN

                          BLACK BEAUTY RESOURCES, INC.

                                       AND

                              THOROUGHBRED, L.L.C.

                                       FOR

                               EAGLE COAL COMPANY

                                 JANUARY 1, 1999

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                   AMENDED AND RESTATED PARTNERSHIP AGREEMENT

         THIS AMENDED AND RESTATED PARTNERSHIP AGREEMENT (this "Agreement") is made and entered into as of the 1st day of January, 1999 by and between (i) BLACK BEAUTY RESOURCES, INC., an Indiana corporation ("BBR") and (ii) THOROUGHBRED, L.L.C., a Delaware limited liability company ("Thoroughbred") (BBR and Thoroughbred are hereinafter collectively referred to as the "Partners" and each individually as a "Partner"). For purposes of this Agreement, the term "Partner" shall include any party then acting in such capacity in accordance with the terms of this Agreement.

                                    RECITALS:

         A. BBR, Thoroughbred and The Pittsburg & Midway Coal Mining Co. ("P&M"; P&M, BBR and Thoroughbred are herein referred to collectively as the "Original Partners") formed a partnership pursuant to the Indiana Uniform Partnership Act (the "IUPA") known as "Eagle Coal Company" (the "Partnership") pursuant to a Partnership Agreement dated July 25, 1996 (the "Original Partnership Agreement").

         B. BBR has acquired P&M's interest in the Partnership. Thoroughbred and BBR now desire to set out in this Agreement the respective rights, duties and liabilities of the Partners with respect to the Partnership following such acquisition by BBR.

         NOW, THEREFORE, in consideration of the Recitals and the mutual covenants and undertakings set forth herein, BBR and Thoroughbred agree as follows:

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                                    ARTICLE 1

                             FORMATION AND ADMISSION

         1.1 CONTINUATION. The Partners do hereby continue the general partnership formed pursuant to the IUPA pursuant to the Original Partnership Agreement and known as Eagle Coal Company, for the purposes and term set out in this Agreement.

         1.2 NAME AND INSIGNIA. The Partnership shall do business under the name "Eagle Coal Company" and, where appropriate, may describe itself as "A Partnership of Black Beauty Resources, Inc. and Thoroughbred, LLC" ("Partnership Description"). This name shall be registered in Indiana pursuant to applicable Indiana law and in such other states as the Partnership may do business. The Partners shall execute, and the Partnership shall file, such certificates of assumed name as shall be required by law.

                  (a) BBR agrees that the name "Black Beauty" may be used by the Partnership in connection with its business. The use of the name "Black Beauty" and logo of BBR shall be limited to business documentation of the Partnership, and, where appropriate, to its marketing publications and on or in connection with the products or services to be sold or rendered by the Partnership.

                  (b) Unless approved in writing by Thoroughbred, the Partnership shall not be permitted at any time to use the logo or any other emblem used by Thoroughbred or its Affiliates to identify it or its business, assets or products or to use any other indicia which might be confused with any such logo or other emblem or which might indicate a connection with Thoroughbred or its Affiliates.

                  (c) If the Partnership is terminated either in accordance with any of the provisions of Article 10 hereof or by the sale by a Partner of its Partnership Interest to any person other than an Affiliate (as defined in Section 11.2 hereof), the Partnership shall make no further

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use of the privileges made available by such former Partner pursuant to this
Section 1.2 unless specifically authorized by such former Partner.

         1.3 PRINCIPAL OFFICE. The principal office of the Partnership shall initially be at 414 S. Fares Ave., Evansville, Indiana. The principal office may hereafter from time to time be moved to such other place as may be designated by the Partnership Committee (which committee is described in Section
9.1 hereof). The books and records of the Partnership shall be maintained at the Partnership's principal place of business.

         1.4 TERM. The term of the Partnership shall continue until December 31, 2100, unless sooner terminated as herein provided or pursuant to law.

         1.5 PROPERTY OWNERSHIP. All assets and property owned by the Partnership, whether real or personal, tangible or intangible, shall be held in the name of the Partnership unless otherwise determined by the Partnership Committee.

                                   ARTICLE 2

                                    PURPOSE

         The Partnership is formed to (i) enter into and perform under a Contract Termination Agreement with Exxon Coal USA, Inc. ("Exxon") pursuant to which Exxon will agree to terminate its rights under a Coal Sale and Purchase Agreement between Exxon and PSI Energy, Inc. ("PSI"), (ii) enter into and perform under a Coal Supply Agreement among the Partnership, PSI and Black Beauty Coal Company and (iii) take any actions related to any of the foregoing, including, without limitation, obtaining financing necessary to accomplish the foregoing. The purposes of the Partnership shall not be extended, by implication or otherwise, beyond the purposes set forth in this Article 2 without the approval of the Partnership Committee.

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                                   ARTICLE 3

                             CAPITAL CONTRIBUTIONS

         3.1      CAPITAL CONTRIBUTIONS.

                  (a) Contemporaneously with the execution of the Original Partnership Agreement, the Original Partners contributed to the capital of the Partnership the sum of $3,000.00 (the "Initial Capital Contributions").

                  (b) BBR owns a two-thirds (2/3) interest in the Partnership and Thoroughbred owns a one-third (1/3) interest in the Partnership and the terms of this Agreement (the "Ownership Interests") shall be construed consistent with the stated Ownership Interests of the Partners.

         3.2      DEBT; ADDITIONAL CAPITAL CONTRIBUTIONS.

                  (a) It is contemplated by the Partners that the Partnership shall borrow from whatever source funds sufficient to support the purposes set out in Article 2. As among the Partners, BBR shall be responsible for two-thirds (2/3) of all Partnership indebtedness, and Thoroughbred shall be responsible for one-third (1/3) of all Partnership indebtedness unless and to the extent the Partners otherwise agree in writing. No Partner shall be obligated by this Agreement to obtain financing on behalf of the Partnership, should the Partnership be unable on its own to obtain such financing.

                  (b) No Partner shall be required to make additional capital contributions to the Partnership. If any additional capital contributions to the Partnership are approved by the Partnership Committee, such contributions shall be in cash unless otherwise approved by the Partnership Committee.

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         3.3      INTEREST ON CAPITAL CONTRIBUTIONS. No Partner shall be
entitled to interest on any capital contributions made to the Partnership.

         3.4 WITHDRAWAL OF CAPITAL. No Partner shall be entitled to withdraw any part of its capital contributions to the Partnership, or receive any distributions from the Partnership, except as provided in this Agreement. No Partner shall be entitled to demand or receive any property from the Partnership other than cash, except as otherwise expressly provided for herein.

         3.5 CAPITAL ACCOUNTS. There have been established on the books of the Partnership a capital account ("Capital Account") for each Partner which has been maintained in accordance with the Original Partnership Agreement. It is the intention of the Partners that such Capital Account be maintained in accordance with the provisions of Treas. Reg. Section 1.704-l (b)(2)(iv), and this Agreement shall be so construed. Accordingly, such Capital Account shall initially be credited with the initial capital contribution of the Partner, and shall thereafter be increased by (i) any cash or the fair market value of any property contributed by such Partner (net of any liabilities assumed by the Partnership or to which the contributed property is subject), and (ii) the amount of all net income (whether or not exempt from tax) allocated to such Partner hereunder, and decreased by (i) the amount of all net losses allocated to such Partner hereunder (including expenditures described in section 705(a)(2)(B) of the Internal Revenue Code of 1986, as amended ("Code"), or treated as such an expenditure by reason of Treas. Reg. Section 1.704-1
(b)(2)(iv)(i)), and (ii) the amount of cash, and the fair market value of property (net of any liabilities assumed by such Partner or to which the distributed property is subject) distributed to such Partner. If a Partner transfers all or any portion of such Partner's interest in the Partnership in accordance with the terms of this Agreement, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent of the Partnership interest transferred. BBR has succeeded to the Capital Account of P&M.

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                                   ARTICLE 4

                                   ACCOUNTING

         4.1 BOOKS AND RECORDS. The Partnership Committee shall cause the Partnership to maintain full and accurate books and records at the Partnership's principal place of business, showing all receipts and expenditures, assets and liabilities, net income or loss, and all other records necessary for recording the Partnership's business and affairs, including those sufficient to record the allocations and distributions to the Partners provided for in this Agreement. Such books and records shall be maintained in accordance with generally accepted accounting principles; provided that, adequate records concerning tax allocations shall be simultaneously maintained by the Partnership. Such books and records shall be open to the inspection and examination of each Partner by its duly authorized representatives at all reasonable times.

         4.2 FISCAL YEAR. The fiscal year of the Partnership shall be the calendar year ("Fiscal Year").

         4.3      REPORTS.

                  (a) Within 90 days after the close of each Fiscal Year of the Partnership, the Partnership shall furnish to each Partner a report of the business and operations of the Partnership during such Fiscal Year. Unless otherwise agreed to by the Partnership Committee, such report shall contain financial statements prepared by the Partnership which are audited by the certified public accountants employed by the Partnership. Any financial statement submitted pursuant to this Section 4.3(a) shall be deemed correct, binding and conclusive upon the Partners unless objection thereto is made by a Partner within 45 days after the statement is received by such Partner.

                  (c) Within 10 business days after the close of each calendar month, the Partnership shall furnish to each Partner a report of the business and operations of the Partnership

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for such calendar month. Unless otherwise agreed to by the Partnership
Committee, such report shall contain unaudited financial statements prepared by the Partnership, be in such form as the Partnership Committee may require and shall include a balance sheet as of the end of such calendar month, a statement of the net income or net loss of the Partnership for such calendar month and such other information as in the judgment of the Partnership Committee shall be reasonably necessary for the Partners to be advised of the results of the Partnership's operations and its financial condition.

                  (c) Each Fiscal Year the Partnership Committee shall establish the date by which the Chief Executive Officer shall submit to the Partnership Committee an annual budget and a business plan for the next succeeding Fiscal Year of the Partnership as well as longer term business plans for the Partnership which are requested by the Partners. The date for submission established by the Partnership Committee shall accommodate the budgeting process of all Partners; provided that, the Partnership shall have at least 60 days advance notice from the Partners of the date for submission of the budget and business plans. All budgets and business plans required to be submitted by the Chief Executive Officer to the Partnership Committee pursuant to this Section 4.3(c) shall be approved, or modified and then approved, by the Partnership Committee, and the Chief Executive Officer shall thereafter conduct the business of the Partnership in accordance with the annual budget, business plan and delegation of authority approved by the Partnership Committee, unless otherwise directed by the Partnership Committee. Any Partner may designate in the budget capital projects which must be specifically approved by the Partnership Committee prior to the commencement of expenditures for such project.

         4.4 TAX RETURNS. The Partnership Committee shall cause all required federal, state and local partnership income, franchise, property and other tax returns, including information returns, to be filed with the appropriate office of the relevant taxing jurisdiction or agency. In order to accommodate the following provision regarding review of drafts of the Federal and state income tax returns of the Partnership, the Partnership shall seek each year a three month extension of the date on which such returns must be filed. With respect to the Federal and state

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income tax returns of the Partnership, the Partnership shall submit to each
Partner, or, with the consent of each Partner, make available for review, drafts of the proposed returns, including the related work papers, books, records and any other documents used in the preparation of such returns, as soon as possible, but by no later than April 30 of each year, to permit review and approval of such returns by each Partner prior to filing. All expenses incurred in connection with such tax returns and information returns, as well as for the reports referred to in Section 4.3 hereof, shall be expenses of the Partnership.

         4.5 PARTNER'S REQUEST FOR ADDITIONAL INFORMATION. The Chief Executive Officer shall also furnish to any Partner such other reports of the Partnership's operations and conditions as may reasonably be requested by any of the Partners.

         4.6 TAX MATTERS PARTNER. BBR shall be the Tax Matters Partner for the Partnership as defined in Section 6231 (a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Tax Matters Partner shall not take any action in such capacity without first notifying, and receiving the concurrence of, the other Partner.

                                    ARTICLE 5

                         BANK ACCOUNTS AND EXCESS FUNDS

         5.1 BANK ACCOUNTS. All funds of the Partnership shall be deposited in its name into such checking or savings accounts, time certificates or short-term money market funds as shall be designated by the Partnership Committee. Withdrawals therefrom shall be made upon such signature or signatures (or other authorization form) as determined by the Partnership Committee.

         5.2 INVESTMENT OF EXCESS FUNDS. The Partnership may invest excess funds not required in the Partnership's business, and not required to be distributed pursuant to the terms of

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this Agreement, in short-term United States Government obligations maturing within 1 year or in other securities approved by the Partnership Committee.

                                    ARTICLE 6

                        ALLOCATION OF NET INCOME AND LOSS

         6.1      NET INCOME AND NET LOSS.

                  (a) The net income and net loss of the Partnership for each Fiscal Year shall be allocated 1/3 to Thoroughbred and 2/3 to BBR.

                  (b) For Federal, state and local income tax purposes only, depreciation (cost recovery) and cost depletion deductions to which the Partnership is entitled with respect to the assets of the Partnership and gains and losses from sales or other dispositions of assets of the Partnership shall be determined based upon the provisions of section 704(c) of the Code with respect to that portion of assets which was contributed by a Partner. All such allocations shall be made in accordance with the "traditional method" (within the meaning of Treas. Reg. Section 1.704-3(b)

                  (c) For Federal, state and local income tax purposes only, percentage depletion shall be allocated pursuant to Section 6.1 (a) hereof.

         6.2      ALLOCATION OF EXCESS NONRECOURSE LIABILITIES. For purposes of section 752 of the Code and the regulations thereunder, the excess nonrecourse liabilities of the Partnership, within the meaning of Treas. Reg Section 1. 752-3 (a)(3), if any, shall be allocated proportionately to each Partner.

         6.3 ALLOCATIONS IN EVENT OF TRANSFER. In the event of the transfer of a Partner's interest (in accordance with and subject to the provisions of this Agreement) in the Partnership at any time other than at the end of a Fiscal Year, or the admission of a new Partner at any time

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other than the end of a Fiscal Year, the periods before and after such transfer or admission shall be treated as separate fiscal years, and the Partnership's net income, net loss and credits for each of such deemed separate fiscal years shall be allocated in accordance with the Partners' respective percentage interests in the Partnership for each of such deemed separate fiscal years.

                                    ARTICLE 7

               DISTRIBUTIVE SHARES AND FEDERAL INCOME TAX ELECTION

         7.1 DISTRIBUTIVE SHARES. For purposes of Subchapter K of the Code, the distributive shares of the Partners of each item of Partnership taxable income, gains, losses, deductions or credits for any Fiscal Year shall be in the same proportions as their respective shares of the net income or loss of the Partnership allocated to them pursuant to Section 6.1 hereof. Notwithstanding the foregoing, to the extent not inconsistent with the allocation of gain provided for in Sections 6.1(a) and 6.1(b) hereof, gain recognized by the Partnership which represents ordinary income by reason of recapture of depreciation, cost recovery or depletion deductions for Federal income tax purposes shall be allocated to the Partner to whom such depreciation, cost recovery or depletion deduction to which such recapture relates was allocated.

         7.2 ELECTIONS. Any and all elections required or permitted to be made by the Partnership under the Code, including the election provided for in section 754 of the Code, shall be made in accordance with the decisions of the Partnership Committee.

         7.3 PARTNERSHIP TREATMENT. The Partnership shall be treated as a partnership for purposes of Federal, state and local income tax and other taxes, and the Partners shall not take any position or make any election, in a tax return or otherwise, inconsistent with such treatment.

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                                    ARTICLE 8

                                  DISTRIBUTIONS

         8.1 NET CASH FLOW. For purposes of this Agreement, the term "Net Cash Flow" for any period shall mean the excess, if any, of (a) the sum of (i) the gross receipts (excluding loan proceeds) of the Partnership for such period plus (ii) any funds released by the Partnership Committee from previously established reserves referred to in (b)(v) of this Section 8.1 over (b) the sum of (i) all cash operating expenses paid by the Partnership for such period, including, but not by way of limitation, salaries, taxes, interest, insurance premiums, royalties, rentals, utilities and fees, (ii) all cash capital expenditures paid for such period for maintenance or replacement of existing Partnership operations, (iii) all amounts paid by the Partnership in such period on account of amortization of the principal of any debts or liabilities of the Partnership and (iv) reasonable reserves to maintain Partnership finances in compliance with financing covenants, as shall be determined from time to time by the Partnership Committee. Notwithstanding the foregoing, to the extent that any of the payments described in (b)(i), (ii) or (iii) above are paid from capital contributions, from loan proceeds or from previously established reserves, such payments shall not be taken into account in determining Net Cash Flow for such period.

         8.2 DISTRIBUTION OF NET CASH FLOW. The Net Cash Flow for all Fiscal Years shall be distributed at such time or times as shall be determined by the Partnership Committee; provided that, unless otherwise agreed to by all Partners, the Net Cash Flow for each Fiscal Year, to the extent not previously distributed, shall be distributed within 90 days following the close of each Fiscal Year. It is the intention of the Partners that the Net Cash Flow be distributed quarterly if the Partnership Committee deems such quarterly distribution prudent. All such distributions of Net Cash Flow shall be distributed 2/3 to BBR and 1/3 to Thoroughbred.

         8.3 PROPERTY DISTRIBUTIONS. If any property of the Partnership, other than cash, is distributed by the Partnership to a Partner (in connection with the liquidation of the Partnership or otherwise), then the fair market value of such property shall be used for purposes of

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determining the amount of such distribution. The fair market value of the property distributed shall be agreed to by the Partners; provided that, if the Partners cannot so agree, the issue shall be submitted to arbitration as provided in Article 15 hereof.

                                   ARTICLE 9

                             PARTNERSHIP MANAGEMENT

         9.1      PARTNERSHIP COMMITTEE.

                  (a) The Partnership shall be managed by a committee (the "Partnership Committee") comprised of representatives of the Partners. The Partnership Committee shall have authority over all Partnership actions, including, but not limited to, the "Major Decisions" set forth on Exhibit "9.1" to this Agreement.

                  (b) The regular members of the Partnership Committee shall consist of three representatives (herein "Representatives") of each Partner. Each Partner shall designate in writing to the other Partners such Partner's Representatives, and each Partner agrees to fill any vacancies within 15 days. Representatives may also be employees of the Partnership. By written notice, each Partner may designate up to three alternate Representatives to act in the absence of its regular Representatives. The Representatives shall serve for indefinite terms at the pleasure of the appointing Partner and may be removed by such Partner at any time and for any reason. Notwithstanding that each Partner appoints three Representatives to the Partnership Committee, with regard to any action or decision by the Partnership Committee, the Representatives appointed by each Partner shall cast in the aggregate only one vote with respect to all such actions or decisions. Any action taken by the Partnership (through its officers or employees, including the Chief Executive Officer) in compliance with the direction or decision of the Partnership Committee shall be binding upon the Partnership and each Partner.

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                  (c)      All Partnership Committee actions shall require the
approval of all Partners acting through their appointed Representatives. An action of the Partnership Committee shall be by a resolution adopted at a Partnership Committee meeting or, without a meeting, by a written consent signed by at least one Representative of each Partner. The Secretary of the Partnership Committee and any Assistant Secretary may execute certificates setting forth actions taken by the Partnership Committee or which reflect delegation of authority by the Partnership Committee to employees of the Partnership.

                  (d) Meetings of the Partnership Committee shall be held at least quarterly. Meetings of the Partnership Committee shall also be held upon call by any member of the Partnership Committee. Unless waived by at least one Representative of each Partner, the calling of a meeting of the Partnership Committee shall require a minimum of three (3) days' notice. At least one Representative of each Partner must be present to constitute a quorum and convene a meeting of the Partnership Committee. Each Partner may invite to the meetings of the Partnership Committee such attorneys and advisors as such Partner deems appropriate. Meetings of the Partnership Committee may, if at least one Representative of each Partner consents, be held by telephone conferences in which each participating Representative can hear all other participating Representatives, or in such other manner as shall be agreed to by the Representatives. Unless otherwise agreed by at least one Representative of each Partner, all meetings shall be held at the principal office of the Partnership.

                  (e) The Partnership Committee is authorized to adopt rules concerning the conduct of the affairs of the Partnership Committee and the Partnership.

                  (f) The chair of the Partnership Committee (who shall be a Representative of one of the Partners) shall rotate among the Partners, with the same person acting as chair of the "Partnership Committee" of Black Beauty Coal Company acting as chair of the Partnership Committee under this Agreement. The Partnership Committee shall appoint a Secretary and one or more Assistant Secretaries to keep complete minutes of the proceedings and decisions of the

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Partnership Committee and take such other actions as may be authorized under this Agreement or by the Partnership Committee.

                  (g) No Partner shall have any right, power or obligation to exercise any control over the hiring of miners or over the work force of the Partnership, including, but not limited to, any employment benefits or other terms and conditions of employment for the employees of the Partnership, and all such matters are delegated to the management employees of the Partnership. Thoroughbred and BBR shall take no part in, and shall have no right, power or obligation with respect to, any matter relating to the hiring of employees of the Partnership.

         9.2      CHIEF EXECUTIVE OFFICER.

                  (a) The Partnership Committee shall select an individual to be the Chief Executive Officer for the Partnership (the "Chief Executive Officer"). The initial Chief Executive Officer shall be Steven E. Chancellor. Upon the Chief Executive Officer's ceasing to so act for any reason, a replacement Chief Executive Officer shall be elected by the Partnership Committee.

                  (b) Within the scope of authority delegated by the Partnership Committee to the Chief Executive Officer, day to day control and management of the business of the Partnership shall be vested in the Chief Executive Officer; provided that, the Chief Executive Officer shall be subject to control and direction at all times by the Partnership Committee. The Chief Executive Officer may not take any action on behalf of the Partnership if authority for such action is not delegated (either specifically or generally) to the Chief Executive Officer by the Partnership Committee.

                  (c) The Chief Executive Officer may be removed upon the decision of the Partnership Committee to remove the Chief Executive Officer, subject to any employment contract between the Partnership and the Chief Executive Officer. Further, unless otherwise

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agreed to by the Partnership Committee, the term of office of the Chief
Executive Officer shall be at the pleasure of the Partnership Committee, except that the term of office of the initial Chief Executive Officer shall extend until the expiration date of the term of office of the Chief Executive Officer of Black Beauty Coal Company, on which date the term of office of the current Chief Executive Officer shall automatically terminate. Any extension or renewal of the term of office of any Chief Executive Officer shall require the approval of the Partnership Committee. The decision of the Partnership Committee not to renew or not to extend the term of any Chief Executive Officer shall not alter the Partnership's obligations under any employment contract approved by the Partnership Committee. The Chief Executive Officer may delegate responsibility and grant authority to other employees of the Partnership, subject to the limitations on the authority of the Chief Executive Officer set put herein and actions or directives from the Partnership Committee.

         9.3 SERVICE AGREEMENTS; COMPENSATION. To the extent and for the period that it is not practicable or economic to include in the staff of the Partnership personnel capable of providing certain management and staff services required by the Partnership, the Partnership, through the Partnership Committee, may enter into appropriate service agreements with BBR and/or Thoroughbred for such services. The Partnership Committee shall establish policies as to the use of BBR's and Thoroughbred's services. Further, the Partnership, through the Partnership Committee, may contract with any Partner for the temporary assignment of one or more employees of any Partner to the Partnership. Such loaned employees shall work for the Partnership for the period of the temporary assignment by the Partner, but shall remain employees of the assigning Partner and shall be paid by the assigning Partner, although the Partnership shall reimburse to the assigning Partner the cost of such employee. Except with regard to service agreements and loaned employees described above, no Partner shall be entitled to compensation for services rendered to the Partnership. Representatives on the Partnership Committee shall receive no compensation for acting as Representatives on the Partnership Committee. The Partnership may, on terms approved by the Partnership Committee, enter into

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employment agreements with the Chief Executive Officer and other senior management of the Partnership.

         9.4 RELATED PARTY TRANSACTIONS. The fact that one of the Partners is directly or indirectly interested in, or connected with, any person, firm or corporation employed by the Partnership to render or perform a service, or to or from whom the Partnership may purchase, sell or lease property, shall not prohibit the Chief Executive Officer from causing the Partnership to employ such person, firm or corporation, or from otherwise dealing with him or it, provided
(i) it is on terms no less advantageous to the Partnership than are available from an unrelated third party and (ii) the Chief Executive Officer has received approval of each such transaction in advance from the Partnership Committee if the proposed transaction is material and is other than in the ordinary course of business.

         9.5 ACTS BY PARTNERS. No Partner shall take, or commit the Partnership to take, any action, either in its own name in respect of the Partnership or in the name of the Partnership, unless the Partnership Committee has approved the same.

                                   ARTICLE 10

                           DISSOLUTION AND LIQUIDATION

         10.1 CONTINUANCE. The Partnership shall continue until its expiration as provided in Section 1.4 hereof, or until it is earlier dissolved by law or by the mutual consent of the Partners in writing or in accordance with the provisions of this Article 10.

         10.2 EVENTS CAUSING DISSOLUTION. The Partnership shall, as provided below, dissolve upon, but not before, the first to occur of the following:

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                  (a)      Proceedings are commenced by or against either of the
Partners for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement or extension and such proceedings have not been dismissed, nullified or otherwise rendered ineffective within 60 days after such proceedings have commenced; or

                  (b) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of any of the Partners, or of a substantial part of its property, or for the winding-up or liquidation of its affairs, has been entered, and such decree or order has remained in force undischarged for a period of 60 days; or

                  (c) Any Partner shall make a general assignment for the benefit of creditors; or

                  (d) The sale, condemnation, taking by eminent domain or other disposition of all or substantially all of the assets of the Partnership and the sale and/or collection of any evidence of indebtedness received in connection therewith; or

                  (e)      The conclusion of the term of the Partnership under
Section 1.4 hereof; or

                  (f) The withdrawal by a Partner from the Partnership without the written consent of the other Partners; or

                  (g) The breach by a Partner of any of the covenants contained herein, and, if such breach is remediable, such Partner fails to remedy the breach within 45 days after written notice from either of the other Partners to remedy such breach or, in the case of a dispute as to

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the existence or occurrence of such breach, within 45 days after a final determination (through arbitration or allowed judicial proceedings) that there has been a breach; or

                  (h) The transfer (directly, indirectly or by operation of law) of greater than a 50% equity interest in a Partner, except as specifically allowed under Section 11.2 hereof; or

                  (i)      The dissolution of Black Beauty Coal Company.

         10.3 ELECTION FOLLOWING EVENT CAUSING DISSOLUTION. Unless required by applicable law, the occurrence of any event under Section 10.2 hereof, other than under Sections 10.2(d) and 10.2(e) hereof, shall not require the winding up of the Partnership if the Partners not initiating or causing the event to occur (the "Electing Partners") make the election provided for in Section 10.4 hereof. Such election to pursue an alternative to winding up of the Partnership must be made by the Electing Partners within 60 days of the Electing Partners' becoming actually aware of the occurrence of the event causing dissolution. If (i) such election is not made by written notice to the other Partner within the time required, (ii) the event under Section 10.2(d) hereof occurs, or (iii) the event under Section 10.2(e) hereof occurs, then the provisions of Section 10.5 hereof regarding liquidation and winding up of the affairs of the Partnership shall govern.

         10.4 ALTERNATIVE TO LIQUIDATION. To avoid the winding up of the Partnership as provided in Section 10.3 hereof, the Electing Partners, if allowed by applicable law, may elect (for events other than events under Section 10.2(d) or 10.2(e) hereof) to have the Partnership continue as if such event had not occurred; provided that, any waiver shall not be deemed to require such a waiver in regard to any future or other event. In addition, any Partner may at any time invoke the Buy-Sell provisions of Article 16 of this Agreement.

         10.5 LIQUIDATION AND WINDING UP UPON DISSOLUTION. If the Partnership is dissolved and if the Electing Partners do not make the election provided for in Section 10.4 hereof, the Partnership shall be wound up and liquidated in accordance with the requirements of law and the following provisions:

                  (a) The right to wind up the Partnership's affairs and to supervise its liquidation shall be exercised jointly by all Partners (the "Liquidators").

                  (b) Upon dissolution, the Liquidators shall ensure that an account is taken as soon as practicable of all property, assets and liabilities of the Partnership.

                  (c) Each Partner shall pay to the Partnership all amounts owed by it to the Partnership, together with such Partner's share of contributions required by law and this Agreement to be made by the Partners for the payment of liabilities.

                  (d) The assets and property of the Partnership or the proceeds of any sale thereof, together with contributions received pursuant to
Section 10.5(c) hereof, shall be applied by the Liquidators in accordance with
Section 10.6 hereof.

         10.6 DISTRIBUTIONS UPON DISSOLUTION. Upon the dissolution of the Partnership, the properties of the Partnership to be sold shall be liquidated in an orderly fashion, and the proceeds thereof and any other property remaining shall be distributed in kind as soon as practical, as follows:

                  First: To the payment and discharge of all of the Partnership's debts and liabilities (other than to the Partners), to the necessary expenses of liquidation, to a cash reserve for the completion of the reclamation obligations of the Partnership and to the establishment of a cash reserve which the Partnership Committee determines to create for unmatured and/or contingent liabilities and obligations of the Partnership.

                  Second: To the payment and discharge of all of the Partnership's debts and liabilities to Partners, pro-rata in accordance with their respective unpaid principal balances.

                  Third: To the Partners, pro rata in accordance with their respective Capital Accounts on the date of distribution (after adjustment for all items of income and expense through that date).

If, upon the liquidation of the Partnership, or upon the liquidation of the partnership interest of a Partner (in each case determined as provided in Treas. Reg. Section 1.704-l(b)(2)(ii)(g)), after crediting all income upon sale of the Partnership's assets which have been sold, and after making all allocations provided for herein, a Partner (the Partner whose partnership interest has been liquidated, if applicable) has a negative Capital Account, such Partner shall be obligated to contribute to the Partnership at or before the later to occur of
(i) the close of the Partnership's taxable year, or (ii) 90 days following such liquidation, an amount equal to such negative Capital Account for distribution in accordance with the terms of this Agreement.

                                   ARTICLE 11

                     ASSIGNMENT AND TRANSFERS TO AFFILIATES

         11.1 ASSIGNMENT OF PARTNER'S INTEREST. Except as provided in this Agreement, a Partner may not withdraw, nor sell, assign, transfer, pledge, grant a security interest in, encumber or otherwise dispose of, all or any part of its interest in the Partnership. Any Partner may grant a security interest in its right to receive distributions from the Partnership in connection with a financing by such Partner. Any attempted withdrawal or transfer not permitted by the terms of this Agreement shall be null and void ab initio and is of no force and effect.

         11.2 TRANSFER TO AFFILIATES. With the prior written consent of the other Partners, a Partner ("Transferring Partner") may sell, assign, transfer or dispose of all, or a portion, of its interest in the Partnership to any of its Affiliates as defined below; provided that, the other Partners ("Non-Transferring Partners") shall not unreasonably withhold consent thereto if the Transferring Partner: (i) enters into a guarantee of the liabilities and obligations of its Affiliate; (ii) indemnifies and holds harmless the Non-Transferring Partners, in form and substance satisfactory to the Non-Transferring Partners, against all costs and obligations of any nature whatsoever, including, without limitation, obligations under the Code and the Employee Retirement Income Security Act of 1974, as amended from time to time, such that the Non-Transferring Partners shall be in the same position as it would have been in if no such transfer had occurred, and (iii) satisfies the Non-Transferring Partners that such transfer will not result in a termination of the Partnership for Federal income tax purposes under Section 708(b) of the Code. Any Affiliate to which such right, title and interest shall be sold, assigned, transferred or disposed of shall execute a copy of this Agreement and such other documents as are necessary to assume all the duties, liabilities and obligations of the Transferring Partner concerning the Partnership. Thereupon, the Affiliate shall be a Partner in succession to the Transferring Partner, and the Transferring Partner shall cease to have any right, title or interest in, or duties, liabilities or obligations in respect of, the Partnership to the extent of any such transfer, except as provided above in this Section 11.2 or which may arise by operation of law. For purposes of this Agreement, the term "Affiliate" shall mean any individual, corporation, partnership or other entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another individual, corporation, partnership or other entity. For purposes of this Agreement the interest of any Affiliate assignee(s) of a Partner shall be aggregated with such Partner and the original named Partner and all Affiliate assignees of such Partner shall be treated as a single Partner.

                                   ARTICLE 12

                          RELATIONSHIP WITH PARTNERSHIP

         12.1 INFORMATION. Subject to any applicable restriction of law, all Partners shall be fully and currently informed of the activities of the Partnership. To the extent that there are any applicable laws or regulations which would have the effect of limiting the right of a Partner to be so informed, the other Partners shall use all reasonable efforts to obtain waivers thereof in favor of the Partnership and the Partner so limited and, failing the obtaining of such waivers, the Partners shall make such arrangements as shall be practicable to preserve to the Partnership the benefits of the contracts or projects to which any secrecy agreements or laws or regulations relate. Each Partner shall not, except as required by law and except for disclosure to its attorneys, accountants, and Affiliates (who shall be bound by the confidentiality provisions of this Agreement), divulge to any person any confidential or proprietary information concerning the business of the Partnership.

         12.2 GOOD FAITH OF PARTNERS AND AFFILIATES. Each of the Partners shall act in good faith with respect to the Partnership in any matter which involves the interests of any of its Affiliates. Without derogating from the obligations of a Partner and its Affiliates to the Partnership and the other Partners, a Partner shall not subordinate the interests of the Partnership to the separate interests of itself or its Affiliates.

                                   ARTICLE 13

                              SCOPE OF PARTNERSHIP

         13.1 NATURE OF OBLIGATIONS AMONG PARTNERS. Except as otherwise provided in this Agreement, a Partner shall not act for, or assume any obligation or responsibility on behalf of, any other Partner or the Partnership. Each Partner hereby acknowledges, as among the Partners and the Partnership, a personal responsibility for its percentage share of the liabilities and obligations of the Partnership incurred in accordance with the terms of this Agreement, except as otherwise expressly provided in this Agreement. In furtherance of the foregoing, if a Partner, pursuant to a final judgment of a court of applicable jurisdiction, pays any amount on behalf or for the account of the Partnership with respect to (i) any liability, obligation, undertaking, damage or claim for which the Partnership shall or may, pursuant to this Agreement or other contract or applicable law, be liable or responsible, or (ii) making good any loss or damage sustained by, or paying any duty, cost, claim or damage incurred by, the Partnership (such items referenced in clauses (i) and (ii) above called "Liabilities"), then the Partnership shall reimburse such Partner for the amount so paid by that Partner. If the Partnership fails fully to reimburse the paying Partner, each of the other Partners (a "Reimbursing Partner") shall indemnify the paying Partner by paying to it an amount necessary to cause the Reimbursing Partner to have incurred one-third of the excess of (x) the aggregate payments by the paying Partner as to such Liabilities over (y) the aggregate reimbursement, if any, which the paying Partner has received from the Partnership as to such payments. For purposes of this Article 13, all Liabilities arising as a result of the insufficiency of any reserve established in connection with the dissolution of the Partnership shall in each case be deemed to be Liabilities of the Partnership.

         13.2     INDEMNIFICATION.

                  (a) The Partnership shall indemnify, defend and hold harmless each Partner and its employees, officers, directors and agents (the "Other Indemnified Persons") from and against all loss, cost, liability and expense which may be imposed upon or reasonably incurred by such Partner or Other Indemnified Persons, including reasonable attorneys' fees and disbursements and reasonable settlement payments, in connection with any claim, action, suit or proceeding or threat thereof, made or instituted in which such Partner or Other Indemnified Persons may be involved or be made a party by reason of such Partner's being a Partner, or by reason of any action alleged to have been taken or omitted by such Partner in such capacity, or by such Other Indemnified Persons acting on behalf of such Partner or the Partnership, if such Partner or Other Indemnified Person was acting in good faith and with reasonable care in what it reasonably believed to be its scope of authority set forth in this Agreement and in the best interests of the Partnership.

                  (b) Nothing in this Section 13.2 shall be construed to require the Partnership to reimburse, defend, indemnify or hold harmless any Partner or Other Indemnified Persons with respect to any loss, cost, liability or expense in any circumstance in which this Agreement requires a Partner to reimburse, defend, indemnify or hold harmless any other Partner or the Partnership.

                  (c) Each Partner shall indemnify and hold harmless the Partnership and each other Partner, and the Other Indemnified Persons, from and against all loss, cost, liability and expense which may be imposed upon or reasonably incurred by the Partnership, such other Partner, or Other Indemnified Persons, including reasonable attorneys' fees and disbursements and reasonable settlement payments, in connection with any claim, action, suit or proceeding or threat thereof arising out of any breach by such indemnifying Partner of its obligations and agreements under this Agreement.

                  (d) Promptly after receipt by a person or entity indemnified under any provision of this Agreement (the "Indemnified Party") of notice of the commencement of any action against the Indemnified Party, such Indemnified Party shall give notice to the person or persons or entity or entities obligated to indemnify the Indemnified Party pursuant to the provisions of this Agreement (the "Indemnifying Party"). The Indemnifying Party shall be entitled to participate in the defense of the action and, to the extent that it may elect in its discretion by written notice to the Indemnified Party, to assume control of the defense and/or settlement of such action; provided, however, that (i) both the Indemnifying Party and the Indemnified Party must consent and agree to any settlement of any such action, except that it the Indemnifying Party has reached a bona fide settlement agreement with the plaintiff(s) in any such action and the Indemnified Party does not consent to such settlement agreement, such settlement agreement shall act as an absolute maximum limit on the indemnification obligation of the

Indemnifying Party, and (ii) if the defendants in any such action include both the Indemnifying Party and the Indemnified Party and if the Indemnified Party shall have reasonably concluded that there are legal defenses available to it which are in conflict with those available to the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel to assert such legal defenses and otherwise to participate in the defense of such action on its own behalf, and the fees and disbursements of such separate counsel shall be included in the amount which the Indemnified Party is entitled to recover under the terms and subject to the conditions of this Agreement.

                                   ARTICLE 14

                                  GOVERNING LAW

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana. The Partners agree that if any litigation occurs between the Partners regarding the Partnership, such action shall be maintained only in the United States District Court for the Southern District of Indiana, subject to applicable jurisdictional limitations. If due to jurisdictional limitations, such action cannot be brought in the Southern District of Indiana, such action may be maintained in any other Federal district court in Indiana, or in an appropriate state court in Indiana.

                                   ARTICLE 15

                                   ARBITRATION

         Any claim or dispute between the Partners which arises out of or relates to this Agreement shall be arbitrable; provided that no matter requiring the approval of the Partnership Committee shall be arbitrable. Further, any Partner may bring an action in law or in equity for an injunction against a violation of this Agreement pending resolution of the dispute by arbitration. All such arbitrable matters shall be governed solely by Exhibit "15" hereto. The pendency of any arbitration proceeding shall stay any right of a Partner to take any action in regard to the other

Partners which is based upon a claim involved in the matter being arbitrated, but such stay shall not affect the obligations of the parties hereunder to continue with performance of this Agreement except to the extent of the matter being arbitrated.

                                   ARTICLE 16

                               BUY-SELL PROVISIONS

         16.1 GENERAL BUY-SELL. If, under Section 16.1 of the Third Amended and Restated Partnership Agreement of Black Beauty Coal Company dated January, 1999, as amended, (the "Coal Company Buy-Sell Provisions"), the ("Non-Initiating Partners") elect to purchase the interest of the "Initiating Partner", as those terms are defined in the Coal Company Buy-Sell Provisions, the Non-Initiating Partners (herein the "Purchasing Partners") shall have the right and obligation to purchase all right, title and interest of the Initiating Partner (herein the "Selling Partner") in the Partnership. The closing of such purchase shall occur contemporaneously with the closing under the Coal Company Buy-Sell Provisions. The Purchasing Partners shall at the closing pay to the Selling Partner an amount equal to the Selling Partner's capital account as determined under this Agreement and shall indemnify the Selling Partner and any guarantor of the Selling Partner's obligations from and against all liability and obligations which the Selling Partner and any guarantor of the Selling Partner's obligations may have under any Guaranty Agreements which the Selling Partner and any guarantor of the Selling Partner's obligations shall have executed in support of then outstanding indebtedness or obligations of the Partnership. If, under
Section 16.3 of the Third Amended and Restated Partnership Agreement of Black Beauty Coal Company referenced above, as amended, (the "Thoroughbred Purchase Provisions"), Thoroughbred is obligated to purchase the interest of BBR, Thoroughbred shall have the obligation to purchase all right, title and interest of BBR in the Partnership. The closing of such purchase shall occur contemporaneously with the closing under the Thoroughbred Purchase Provisions. Thoroughbred shall at the closing pay to BBR an amount equal to the BBR's capital account as determined under this Agreement and shall indemnify the BBR from and against all liability and obligations which BBR may have under any Guaranty Agreements which BBR shall have executed in support of then outstanding indebtedness or obligations of the Partnership.

                                   ARTICLE 17

                                    NOTICES

         17.1 ADDRESSES. All notices, consents, elections, requests, reports, demands and other communications hereunder shall be in writing and shall be personally delivered or mailed by registered or certified, first-class mail, postage prepaid, or sent by attested facsimile transmission or by a reputable overnight courier service such as Federal Express.

                  to BBR:

                  Black Beauty Resources, Inc.
                  414 South Fares Ave.
                  Evansville, Indiana 47714
                  Attention: Chairman

                  to Thoroughbred:

                  Thoroughbred, L.L.C.
                  701 Market Street, Suite 815
                  St. Louis, Missouri 63101-1826

or to such other address or to such other person as a Partner shall have last designated by notice to the other Partner.

         17.2 EFFECTIVE DATE. All notices, consents, elections, requests, reports and other documents authorized or required to be given pursuant to this Agreement shall be effective as of the date received by the recipient or addressee for purposes of calculating the time within which the other Partner is obligated to respond. If a Partner refuses to accept delivery of any notice sent in accordance with Section 17.1 hereof, such Partner shall nevertheless be deemed to have received such notice for purposes of this Section 17.2 on the date such refusal first occurred.

                                   ARTICLE 18

                                 MISCELLANEOUS

         18.1 BINDING ON SUCCESSORS. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Partners and their successors and assigns.

         18.2 AMENDMENTS. This Agreement shall not be amended or modified except by a written instrument executed by all Partners.

         18.3 WAIVER AND CONSENT. No consent or waiver, express or implied, by a Partner to or of any breach or default by the other Partners in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partners of the same or any other obligation of such Partners hereunder. Failure by any Partner to complain of any act or failure to act of the other Partners or to declare any such other Partner in default, irrespective of how long such failure continues, shall not constitute a waiver by such Partner of its rights hereunder.

         18.4 LIMITATION ON RIGHT TO PURCHASE PARTNERSHIP INTEREST. Notwithstanding anything in this Agreement to the contrary, the right of a Partner to purchase the Partnership Interest of the other Partners shall cease 20 years and 11 months after the death of the last survivor of the descendants living as of the date hereof of George H. W. Bush, immediate past President of the United States of America.

         18.5 WAIVER OF DISSOLUTION UNDER THE UNIFORM PARTNERSHIP ACT. Any dissolution of the Partnership shall occur only as provided in Article 10 hereof, and each Partner hereby waives and renounces its rights under the IUPA to seek a court decree of dissolution, to seek the appointment of a liquidator of the Partnership, and to seek a partition of any Partnership property.

         18.6 RELATIONSHIP OF THE PARTNERS. Nothing herein shall be construed to authorize a Partner to act as general agent for the other Partners.

         18.7 FURTHER ASSURANCES. The Partners shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

         18.8 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         18.9 AGREEMENT IN COUNTERPARTS. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient. Each counterpart when so executed shall be deemed an original, but all counterparts shall constitute one and the same instrument.

         18.10 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto relative to the Partnership. Exhibits 9.1 and 15 are incorporated into this Agreement by reference.

         IN WITNESS WHEREOF, the parties hereto have duly caused the execution of this Agreement by their duly authorized officers, as of the day and year first above written.

                                                 BLACK BEAUTY RESOURCES, INC.

                                                 By: /s/ David S. Hermann
                                                     --------------------------
                                                 Title: President

                                                 THOROUGHBRED, L.L.C.

                                                 By: /s/ David C. Hegger
                                                     --------------------------
                                                 Title: Vice President

                                  EXHIBIT LIST

9.1      Major Decisions

15       Arbitration

                                  EXHIBIT "9.1"

                                 MAJOR DECISIONS

1. Any change in, addition to, or exclusion from, the purposes of the Partnership, or the setting up or substantial alteration or divestment of any major business activity or activities of the Partnership.

2. The approval of, and any material change in, the annual budget and business plan of the Partnership.

3. Any specific capital project or capital expenditure not covered by an approved budget and business plan, or any decision requiring the Partners to make additional capital contributions to the Partnership.

4. Any contract or other commitment which cannot be cancelled by the Partnership without penalty and requiring, or potentially requiring, the expenditure of more than $25,000 or having, or potentially having, a material impact upon the business of the Partnership, except contracts or other commitments in respect of which authority to commit the Partnership shall have been approved in an annual budget and business plan or is delegated to the Chief Executive Officer by general or specific action of the Partnership Committee.

5. Any contract or arrangement between the Partnership, on the one hand, and one Partner or an Affiliate of such Partner, on the other hand, if such arrangement is subject to Partnership Committee approval under
         Section 9.4 of the Agreement.

6. The commencement or settlement of litigation or the settlement of any claim or environmental proceeding involving or potentially involving $25,000 or more in value at issue plus costs.

7. The appointment of any person as Chief Executive Officer or the removal or dismissal of any person holding that office; or the establishment of salary and employee benefits for the Chief Executive Officer; or the approval of any contract of employment for the Chief Executive Officer.

8. The appointment of any person to, or the removal or dismissal of any person from, a senior managerial position with the Partnership; the designation of which positions constitute senior managerial positions; or the establishment of salaries and employee benefits for the holders of such positions.

9. Any borrowing by the Partnership, other than the incurrence of trade payables in the ordinary course of business, the imposition of any mortgage or other encumbrance on assets of the Partnership for any financing transaction, including any incurrence of a contingent liability with respect thereto and any lease commitment which is either noncancelable or only cancelable at a penalty; other than a loan by a Partner to the Partnership or the incurrence of liabilities approved in an annual budget and business plan. Also, any decision by the Partnership to pre-pay any long term indebtedness of the Partnership.

10. Any sale or other disposal of one or more capital assets of the Partnership having an aggregate value on the books of the partnership in excess of $100,000 in any one year.

11. Any matter relating to company, corporate or partnership titles, names or trade names, designations, descriptions, designs, emblems or insignia used or to be used by the Partnership.

12.      Adoption or amendment of pension or other employee benefit plans.

13. Approval of all significant tax returns of the Partnership before filing.

14. The approval of any labor contract (other than the applicability of the Jobs MOU pursuant to the Consent and Release of even date) or the settlement of any significant work stoppage.

15.      Questions of Business ethics.

16. Any merger, consolidation, dissolution, winding-up or any sale of all or a substantial portion of the assets of the Partnership, and the decision as to whether any of the Partnership assets are to be distributed to the Partner "in kind" in connection with any dissolution or winding-up of the business of the Partnership.

17. Acquisition by the Partnership of any interest in any corporation, partnership joint venture or other unincorporated association.

18. The determination whether the Partnership should join any industrial bargaining group or trade association having similar functions.

                                   EXHIBIT 15

                              ARBITRATION AGREEMENT

I.       MATTERS SUBJECT TO ARBITRATION

         Any claim or dispute between any of the Partners which arises out of or relates to that certain Amended and Restated Partnership Agreement between BBR and Thoroughbred dated February, 1999 ("Partnership Agreement"), other than certain matters excluded under Article XV shall be arbitrable. The Partners hereby agree that, as to all arbitrable claims or disputes, these provisions provide the exclusive remedy (ies) and bar any court proceeding on the same question; provided that, any Partner may pursue any judicial remedy in any court having jurisdiction to compel arbitration or to enforce or appeal any decision, award, remedy or sanction of the arbitration panel ("Panel") pursuant to
         Article VIII, X or XI hereof. Unless prohibited by applicable law, the Panel shall decide whether a claim or dispute is arbitrable under the Agreement.

II.      CHOICE OF FORUM AND LAW

         A.       Choice of Forum

                  Unless otherwise agreed in writing by the Partners, the arbitration and all meetings and hearings relative thereto shall be held in Evansville, Indiana.

         B.       Choice of Law

                  All decisions, awards, orders, proceedings and procedures pursuant to this Agreement shall be governed, as a matter of contract, by Articles I through XVIII. Where such a proceeding or procedure is not addressed by this Agreement, the Federal Arbitration Act as presently in effect shall apply, as a matter of contract. To the extent not in conflict with either this Agreement or the Federal Arbitration Act, the law of the State of Indiana, including its substantive law, shall apply to such decisions, awards, orders, proceedings and procedures.

III.     ARBITRATORS

         A.       Number and Method of Selection

                  Three arbitrators shall comprise the Panel for any proceeding or procedure under this Agreement. The Partner invoking arbitration shall include in the notice thereof a list of the names, business addresses, and affiliations of three neutral arbitrators acceptable to it. Upon receipt of that notice, each of the other Partners, in their respective answers thereto shall include, as provided in Article VI.A, the names, business addresses and affiliations of three neutral arbitrators acceptable to it. Upon receipt of that answer, the Partner invoking arbitration shall contact the other Partners, and they shall attempt to mutually select three neutral arbitrators. Upon request by any Partner, the Partners shall participate in interviewing each proposed arbitrator. If the Partners fail to agree on the selection of one or more arbitrators within 14 days from the date the Partner invoking the arbitration receives the other Partners' answers, then any Partner may refer the selection of those Panel members not so selected to a judge of the Federal District Court for the Southern District of Indiana, Evansville Division. When the three arbitrators are finally selected, they shall promptly notify each Partner of their respective mailing addresses and affiliations.

         B.       Minimum Qualification

                  The Panel shall consist of at least one arbitrator who, at the time of his/her selection, is an attorney currently licensed to actively practice in at least one state or is a retired federal or state judge.

         C.       Selection of Chair

                  The Panel shall be chaired by an attorney/judge who meets the minimum qualification in Article III.B. If more than one Panel member is such an attorney/judge, a majority of the Panel shall determine which attorney/judge shall chair the Panel.

         D.       Vacancies

                  If any Panel member is unable or unwilling to continue to serve at any time prior to the issuance of the Panel's decision and award, the remaining two Panel members shall mutually select a replacement. Upon their failure to make that selection within 7 days of such vacancy, any Partner may request a judge of the Federal District Court for the Southern District of Indiana, Evansville Division, to select that replacement.

         E.       Compensation

                  Whoever selects an arbitrator shall determine, at the time of selection, that arbitrator's compensation. The compensation of the arbitrators shall be borne equally by the Partners, unless otherwise apportioned by the Panel as provided in Article XI.

         F.       Oath

                  At the Panel's first meeting, and in any event before proceeding with the preliminary hearing described in Article VI.C, each arbitrator shall take the oath of office, which shall be in the form of the "Arbitrator's Oath" set forth in the American Arbitration Association's then "Notice of Appointment."

         G.       Powers

                  The Panel shall have the powers stated in this Agreement, as well as any power reasonably necessary to exercise or implement any such stated powers. All powers of the Panel shall be exercised by a majority of the Panel.

         H.       No Liability to Any Partner

                  The Partners hereby agree that no arbitrator shall be liable to any Partner for any act or omission in connection with any arbitration, proceeding or procedure conducted under, or any decision, award or order with respect to, this Agreement.

IV.      USE AND COMPENSATION OF CONSULTANTS

         Whenever the Panel desires, it may use one or more consultants to enable it to more clearly understand any technical, financial or scientific matters related to any claim or dispute at issue; provided that, the cost thereof shall not exceed an amount previously agreed to in writing by the Partners. In making its decision and award, the Panel may fully or partially use, or may disregard, any information or report prepared or developed by any such consultant. The cost of all consultants shall be borne equally by the Partners, unless otherwise awarded by the Panel as provided in Article XI.

V.       REPRESENTATION BY COUNSEL

         Any Partner, at its sole election, may be represented by counsel of its choice at any and all times during the arbitration.

VI.      PROCEDURES

         A.       Commencement

                  Any Partner may invoke arbitration by notifying the other Partner, within one year of the date the claim or dispute first arose. The date such notice is mailed shall be the effective date the arbitration is invoked for all purposes of this Agreement. In addition to listing its three proposed neutral arbitrators in that notice as required by Article III.A, the notice shall state with reasonable specificity each claim or dispute and the relief sought. Within 20 days of the receipt of the notice, the receiving Partner shall send its written answer thereto by certified mail, return receipt requested, to the other Partner. Each answer shall include the list of that answering Partner's three proposed neutral arbitrators and a reasonably specific statement of its view of each such claim or dispute, including all defenses, offsets, counterclaims, and any relief sought which arise out of or relate to each such claim or dispute.

         B.       Closed Hearings

                  All proceedings under this Agreement, including the preliminary and final hearings, shall be closed to the public, including, without limitation, the print and electronic media, unless otherwise agreed to in writing by the Partners.

         C.       Preliminary Hearing

                  1.       Setting the Hearing; Prehearing Statement

                           Following the selection of the third member of the Panel and receipt of the other Partner's answer, the Panel shall set a date, time and place for a preliminary hearing and shall so notify the Partners in writing.

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                           Such notice shall be submitted to each Partner within
                           10 days of the date the third member of the Panel is selected. The preliminary hearing shall occur no sooner than 14 days and no later than 28 days from the date such notice is received by each Partner. Not later than 2 days prior to the commencement of the preliminary hearing, each Partner shall submit a copy of its proposed prehearing report to each Panel member and to the other Partner. Each prehearing statement shall identify:

                           a.       every claim or dispute to be arbitrated;

                           b.       every legal issue involved in the
                                    arbitration;

                           c. every relevant fact and legal issue which can be stipulated;

                           d. each witness that Partner intends to call at the final hearing, a summary of that testimony, and each document that Partner intends to offer into evidence at that hearing, but such matter shall be subject to revision as a result of any second preliminary hearing requested by a Partner and deemed warranted and scheduled by the Panel; and

                           e. all discovery that Partner intends to undertake in accordance with Article VII.

                           A Partner may amend its proposed prehearing report at the preliminary hearing. After the close of the last preliminary hearing, any change to a proposed prehearing report shall be within the Panel's discretion; provided that, no such change shall be permitted by the Panel less than 15 days prior to the commencement of the final

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                           hearing, or at any time without prior written notice
                           to, and an opportunity to object by, the Partners.

                  2.       Panel's Duties at Preliminary Hearing

                           The Panel shall perform the following tasks, seriatim, at the preliminary hearing:

                           a. require each Panel member, if not previously sworn, to take the oath of office;

                           b.       identify every claim or dispute to be
                                    arbitrated;

                           c. identify every stipulated fact and issue of law;

                           d. identify the discovery each Partner intends to undertake and establish a date for its completion in accordance with Article VII, which date shall not be less than 20 days nor more than 60 days from the date of the Panel's initial preliminary hearing report;

                           e. determine the matters in Article VI.C.3 relative to the Partners' final hearing briefs;

                           f. set the date, place, time and duration for the final hearing, which shall be consistent with Article IX.B and which date shall not be less than 30 days nor more than 60 days from the date discovery is required to be completed as provided in Article VI.C.2.d;

                           g.       establish an agenda for the final hearing;
                                    and

                           h. issue its initial or final preliminary hearing report, as the case may be.

                           Any objection to the Panel's actions on any of these tasks shall be raised by a Partner at the preliminary hearing, followed by notice to the Panel and the other Partner within 5 days after the conclusion of that hearing, failing which such Partner shall be conclusively deemed to have waived any objection thereto. If, on motion by a Partner, the Panel believes a second preliminary hearing is warranted, the Panel may schedule such a hearing so long as that hearing does not increase by more than 10 days what otherwise would have been the duration of the entire arbitration procedure under this Agreement had no second preliminary hearing ever been held.

                           Within 15 days from the completion of the last preliminary hearing, the Panel shall send a written copy of the Panel's final preliminary hearing report to each Partner by certified mail, return receipt requested. This report shall contain the Panel's decisions with respect to tasks a. through h. in
                           Article VI.C.2. The Panel may amend this report, but no such amendment shall occur less than 15 days prior to the commencement of the final hearing, or at the time without prior written notice to, and a reasonable opportunity to object by, each Partner.

                  3.       The Partners' Final Hearing Briefs

                           Each Partner shall submit to the Panel and to the other Partner its final hearing brief on or before the date set by the Panel in its final preliminary hearing report, which date shall be no later than 20 days prior to the commencement of the final hearing. In its final preliminary hearing report, the Panel shall determine what this brief shall address and shall establish a page limitation therefor, but, unless mooted by the second preliminary hearing, each brief shall:

                           a. identify all witnesses, by name, address, title and affiliation, that Partner intends to call at the final hearing;

                           b. contain a summary in reasonable detail of the nature of each such witness' testimony; and

                           c. include by way of attachment a photocopy of each document that Partner intends to introduce at the final hearing.

                           Any witness not so identified shall not be permitted to testify at the final hearing, and any photocopy of a document not so attached shall not be admitted into evidence at that hearing. Within 7 days of its receipt of each other Partner's final hearing brief, each Partner shall submit to the Panel and to the other Partner an amendment to its final hearing brief, which shall contain all objections that Partner has to the authenticity of any of the photocopied documents attached to the other Partners' final hearing briefs. Any such photocopied document not so objected to shall be deemed authenticated for purposes of the final hearing.

VII.     DISCOVERY AND SUBPOENAS

         If there are material facts in dispute, any Partner may pursue any method of discovery permitted by the Federal Rules of Civil Procedure, notwithstanding Rule 81(a)(3) thereof; provided that, in no event shall the duration of all discovery, including all discovery requests and responses, exceed the time established by the Panel pursuant to Article VI.C.2.d. Discovery costs may be awarded by the Panel as provided in
         Article XI. The Panel at any time may issue subpoenas for the attendance of witnesses and the production of books, records, documents and other evidence for any proceeding or procedure under this Agreement. The Panel may issue a discovery order to reasonably protect a Partner's competitive and confidential information.

VIII.    INTERLOCUTORY POWERS OF PANEL

         A.       Decisions

                  The Panel may decide any matter in advance of the final hearing, including, without limitation, any matter which may be dispositive of the claim or dispute being arbitrated.

         B.       Hearings and Sanctions

                  Notwithstanding anything in this Agreement to the contrary, if a Partner fails to fully and timely comply with this Agreement or with any reasonable order of the Panel, the Panel may hold a hearing on the default. The defaulting Partner shall be notified by the Panel of the date, time, location and nature of that hearing and of the sanctions the Panel may impose. Such notice shall be sent not less than 10 days prior to the commencement of the hearing. If the defaulting Partner fails to appear at that hearing, the Panel may conduct an ex parte hearing, then or later, which it deems desirable to remedy such default. Following any such ex parte hearing, the Panel shall notify each Partner in writing of its decision and award. Such award shall be consistent with Articles X and XI.

IX.      FINAL HEARING

         A.       Final Prehearing Order

                  Not later than 15 days prior to the commencement of the final hearing, the Panel shall submit a copy of its final prehearing order to each Partner. The final prehearing order shall:

                  1. resolve any matter not finalized in the Panel's final preliminary hearing report, as originally issued or amended; and

                  2. finalize each of the matters set forth in the Partners' final hearing briefs, as originally submitted or amended.

         B.       Procedure

                  The final hearing shall occur in one continuous session over a period not to exceed 5 days, with no recess in excess of 15 hours except for Saturdays, Sundays and Holidays. The Panel shall conduct the final hearing in accordance with its final prehearing order. A transcript and an electronic recording shall be made of all testimony and proceedings at the final hearing. The Panel shall arrange for a reporter to make such a transcript and recording. Except as provided in the last paragraph of Article VI.C.3, the Panel shall consider all evidence presented by a Partner which is relevant to any claim or dispute being arbitrated and which is not unduly repetitious of any previous evidence presented by that Partner. No other rules of evidence shall apply. The Panel chair shall administer the oath to each witness before the witness testifies. The Panel may require that each Partner submit a short opening and/or closing brief. At the close of all evidence, the Partners shall be given a reasonable period, but not to exceed 3 days, in which to make one final attempt to settle all claims and disputes being arbitrated before the Panel issues its decision and award as provided in Article X. Only evidence offered and admitted at the final hearing shall be considered by the Panel in reaching its decision and award.

X.       THE PANEL'S DECISION AND AWARD

         Not later than 14 days after the completion of the final hearing, the Panel shall submit to each Partner a copy of its written decision and award on each arbitrated claim and dispute. The decision and award shall be concise, and shall include findings of fact, conclusions of law, and a reasoned decision. It also shall include the remedies in
         Article XI which are awarded, including the time and method for payment of all awards. All members of the Panel shall sign the decision and award. However, if a Panel member dissents in whole or in part from the decision and award, that member shall so indicate by appropriate notation thereon or by a separate signed, written dissenting opinion attached thereto within that same 14-day period. The decision and award shall be final, and judgment may be entered thereon in any court having jurisdiction thereof. Where required by applicable law, the decision and award shall be acknowledged, and a copy of the oaths of each Panel member shall be attached thereto.

XI.      REMEDIES

         The Panel may grant, award, modify or vacate any remedy deemed appropriate, including, without limitation, specific performance, damages, costs and expenses of the arbitration proceeding, and pre- and post-decision and award interest. The Panel shall not award any punitive damages. The actual damages, the costs and expenses of the arbitration proceeding, and interest shall be separately identified in the Panel's decision and award. The Panel may apportion such damages, costs, expenses and interests between or among the Partners as it deems equitable.

XII.     COMMUNICATIONS BETWEEN THE PARTNERS AND THE PANEL

         No oral communications between a Partner and any Panel member shall occur unless the other Partner is present during that communication. Written communication between a

         Partner and any Panel member is permissible only if the other Partners and all other Panel members timely receive a copy of such written communication.

XIII.    NOTICES

         All notices and correspondence from any member of the Panel to a Partner, or from a Partner to the other Partners or to any member of the Panel, shall be in writing and shall be sent by certified mail, return receipt requested. If given to a Partner, such notice and correspondence shall be sent to the addressee's mailing address stated in Section 17.1 of the Partnership Agreement or to such address as otherwise designated. If given to a Panel member, it shall be sent to the mailing address provided by that member to the Partners as provided in Article III.A. Except for the one-year deadline for invoking arbitration in Article VI.A, and except as otherwise may be provided in this Agreement, all notices and correspondence shall be effective and deemed delivered when received by the addressee or any employee or agent thereof.

XIV.     COMPUTATION OF TIME LIMITS

         All time limits set forth in this Agreement include Saturdays, Sundays and Holidays, except where the last day falls on one of those days. In that event, such time limit shall be extended to include the next weekday immediately following that last day which is not a Saturday, Sunday or Holiday.

XV.      WAIVER

         If a Partner participates in any arbitration proceeding or procedure with actual or constructive knowledge that any provision or requirement of this Agreement has not been complied with, and fails to timely object thereto in writing to the Panel, that Partner shall be deemed to have waived the right to object to such noncompliance.

XVI.     APPEAL

         Any appeal of the Panel's decision and award to any court having jurisdiction thereof shall be governed exclusively by this Article XVI.

         A.       Time for Appeal

                  No such appeal from the Panel's decision and award shall be timely unless filed with the clerk of the court on or before the 15th day following the date of the appealing Partner's receipt of that decision and award; provided that, if the appeal is predicated on corruption or fraud, it shall be made on or before the 15th day following the first date such grounds are known or should have been known.

         B.       Grounds for Appeal

                  1.       Vacation

                           The Panel's decision and award shall be vacated only if:

                           a. it was procured by corruption, fraud or other undue means; or

                           b. there was partiality or misconduct by two or more Panel members, which substantially prejudiced the appealing Partner; or

                           c. the Panel exceeded its powers under this Agreement, which substantially prejudiced the appealing Partner; or

                           d. the Panel failed to follow some of the procedures in this Agreement, including, without limitation, those in Article VI, or failed to meet some of the time limits set forth in this Agreement, and that failure substantially prejudiced the appealing Partner.

                  2.       Modification

                           The Panel's decision and award shall be modified only if:

                           a. there was an evident material miscalculation of figures contained in the decision and award, or an evident material mistake in the description of any person, thing or property referred to therein; or

                           b. the decision and award included a matter not submitted to the Panel, but such modification shall apply only to that matter; or

                           c. the reason for the modification is to give full force and effect to the Panel's decision and award.

XVI.     SURVIVAL OF THE TERMS AND CONDITIONS

         The terms and conditions of this Agreement shall survive the termination or expiration of the Partnership Agreement to the extent necessary for their complete enforcement and for the full protection of the Partner in whose favor they run.

XVII.    SEVERABILITY

         If any portion of this Agreement is unenforceable for any reason, the remainder of this Agreement shall be severed from such portion, and, as severed, shall be binding on and enforceable against the Partners; provided that, if Article VII is unenforceable in whole or in substantial part, this Agreement shall automatically terminate and shall be unenforceable against the Partners.